UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2014, Morgans Hotel Group Co. (the “Company”) and Morgans Group LLC, a subsidiary of the Company (“Morgans Group”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Hakkasan Holdings LLC (“Hakkasan”), pursuant to which Morgans Group agreed to sell its 90% equity interest in The Light Group (“TLG”) to Hakkasan (the “Equity Sale”). At the closing of the Equity Sale (“Closing”), each of TEJ Management, LLC, an entity controlled by Andrew Sasson, and Galts Gulch Holding Company LLC, an entity controlled by Andy Masi (together, the “Minority Holders”), will have the right to sell to Hakkasan their equity interests in TLG, which account for 10% of TLG’s equity in the aggregate. Subject to certain customary adjustments, Morgans Group will receive $32.4 million at Closing (the “Closing Purchase Price”) in exchange for its equity interest in TLG. The Closing Purchase Price does not account for the repayment by the Company of $19.1 million in promissory notes held by Messrs. Sasson and Masi on December 10, 2014, resulting in net proceeds to the Company and Morgans Group of $13.3 million before expenses. Closing is subject to customary closing conditions, including delivery by the Company and Morgans Group of joinders to the Purchase Agreement signed by each Minority Holder or, alternatively, the exercise by each Minority Holder of put rights with respect to their equity interests in TLG, and is expected to occur in the first quarter of 2015. Following Closing, the Company and Morgans Group will have certain indemnification obligations, which generally survive for 18 months; however, no amounts will be held in escrow for the satisfaction of such claims. If the Minority Holders do not exercise their right to participate in the Equity Sale, they will maintain the right to sell their equity interests to TLG’s managing member for amounts determined pursuant to the Amended and Restated Limited Liability Company of TLG. Morgans Group has agreed to reimburse Hakkasan, which will be TLG’s managing member after Closing, for amounts paid pursuant to these put rights that exceed $3.6 million.

In addition, for the 18 months following Closing, Morgans Group and each Minority Holder, if it exercises its right to participate in the Equity Sale by signing a joinder to the Purchase Agreement, shall have the right to purchase, collectively, 49% of the equity of TLG (the “Option Rights”). Morgans Group and each Minority Holder shall hold the Option Rights in accordance with their pro rata equity interests in TLG prior to Closing and unexercised Option Rights shall be apportioned in the same manner. In connection with the exercise of the Option Rights, Hakkasan and those parties exercising the Option Rights will enter into a Third Amended and Restated Limited Liability Company Agreement of TLG, which is attached as an exhibit to the Purchase Agreement which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

A copy of the press release issued by the Company announcing the Equity Sale is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, on October 3, 2014, the Company entered into a binding Memorandum of Understanding (“MOU”) that, among other things, contemplates the partial settlement and dismissal with prejudice of the action entitled OTK Associates, LLC v. Friedman, et al., C.A. No. 8447-VCL (Del. Ch.) (the “Delaware Shareholder Derivative Action”). The parties to the MOU executed a Stipulation of Settlement, dated as of November 7, 2014 (the “Settlement Stipulation”), incorporating the terms of the MOU, which has been submitted to the Court in the Delaware Shareholder Derivative Action for approval.

In connection therewith, on November 14, 2014, the Delaware Court of Chancery entered a Scheduling Order in the Delaware Shareholder Derivative Action. The Scheduling Order, among other things, requires the Company, no later than 45 days before a hearing scheduled by the Court for February 9, 2015, to file as an exhibit to a Current Report on Form 8-K, a Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear (the “Notice”).

In compliance with the Scheduling Order, the Company is filing the Notice as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release regarding the Equity Sale, dated December 16, 2014.

99.2	Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: December 16, 2014	By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release regarding the Equity Sale, dated December 16, 2014.

99.2	Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear.